Exhibit 99.1

Natural Alternatives International, Inc.

Announces Record Breaking Revenue for Fiscal 2005

SAN MARCOS, CALIF, September 6, 2005 /PRNewswire/ — Natural Alternatives International, Inc. (“NAI”) (Nasdaq: NAII), a leading formulator and manufacturer of customized nutritional supplements, today announced record revenue for fiscal 2005 of $91.5 million, the highest level in the company’s 25 year history. Net income for the fiscal year ended June 30, 2005 was $2.2 million, or $0.34 per diluted share.

For the fiscal year ended June 30, 2005, revenue increased 16% to $91.5 million from $78.5 million in the prior year. The growth in revenue resulted primarily from a 22% increase in contract manufacturing sales. Income before income taxes increased 13% to $3.4 million from $3.0 million in the prior year. Net income decreased to $2.2 million or $0.34 per diluted share compared to $3.0 million or $0.48 per diluted share in the prior year primarily due to recognition of a tax benefit in the prior year.

NAI also reported record revenue for its fourth quarter ended June 30, 2005. Fourth quarter revenue increased 6% to $24.7 million from $23.3 million for the comparable quarter last year. Revenue growth resulted primarily from an 8% increase in contract manufacturing sales. Income before income taxes decreased to $640,000 from $955,000 in the comparable quarter last year. Net income decreased to $285,000 or $0.04 per diluted share from $1.0 million or $0.15 per diluted share for the comparable quarter last year partially due to an increase in tax expense of $402,000 related to the prior year recognition of a tax benefit and current year dividend repatriation tax expense.

As of June 30, 2005, NAI had cash and working capital of $1.9 million and $14.4 million, respectively. Cash flows from operating activities for the fiscal year ended June 30, 2005 were $2.5 million. During fiscal 2005, we invested $7.7 million in capital expenditures primarily for the expansion of our Vista, California manufacturing facility, and the acquisition of additional manufacturing equipment. We funded our capital expenditures from available cash on hand. As of June 30, 2005, we had $7.7 million available under our working capital line of credit.

CEO Mark LeDoux commented, “We are pleased to report our fourth consecutive year of increased revenue and operating profits. This past year we believe we improved our competitive positioning and fortified our sustainable growth plans with several accomplishments:

•	Completed our Vista production facility expansion to 162,000 square feet.

•	Obtained recertification of our Good Manufacturing Practices by the Therapeutic Goods Administration of Australia (TGA).

•	Extended our business relationship with NSA.

•	Reduced our debt 18% or $832,000 while funding $7.7 million of capital expenditures from available cash on hand.”

President Randell Weaver added, “We are pleased with our 16% growth in 2005 annual revenue. We are also delighted our revenue has grown by an average compound growth rate of 21% over the last four years. Looking forward, we expect our trend of annual revenue growth to continue. We anticipate quarterly revenue fluctuations due to, among other things, the timing of customer orders that are impacted by marketing programs, supply chain management, entry into new markets and new product introductions. We anticipate revenue in the first quarter of fiscal 2006 will be lower than our recent fourth quarter due to the timing of customer orders.”

“We also expect our long-term trend of growth in annual profitability to continue, however; there may be periodic quarterly declines in profitability due to revenue fluctuations, regulatory compliance costs and investments in new marketing, brand development and channel diversification initiatives. Regulatory compliance costs related to our TGA recertification are largely complete. Additionally, during our fourth quarter of fiscal 2005, we restructured our regulatory compliance, quality assurance and product development departments to be more responsive to customer demands and more competitive in the marketplace. Looking forward, in the first quarter of fiscal 2006 we expect an improvement in gross margin percentage and lower regulatory compliance costs that are expected to be offset by an increase in brand development costs.”

NAI, headquartered in San Marcos, California, is a leading formulator and manufacturer of nutritional supplements and provides strategic partnering services to its customers. Our comprehensive partnership approach offers a wide range of innovative nutritional products and services to the client including: scientific research, clinical studies, proprietary ingredients, customer-specific nutritional product formulation, product testing and evaluation, marketing management and support, packaging and delivery system design, regulatory review and international product registration assistance. For more information about NAI, please see our website at www.nai-online.com.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 that are not historical facts and information. These statements represent our intentions, expectations and beliefs concerning future events, including, among other things, receiving continuing support from our larger customers, our expectations and beliefs with respect to future financial and operating results, our competitive positioning, our ability to continue to improve profitability and implement our strategic plans and the sustainability of our growth. We wish to caution readers these statements involve risks and uncertainties that could cause actual results and outcomes for future periods to differ materially from any forward-looking statement or views expressed herein. NAI’s financial performance and the forward-looking statements contained herein are further qualified by other risks including those set forth from time to time in the documents filed by us with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

SOURCE – Natural Alternatives International, Inc.

CONTACT – John R. Reaves, Chief Financial Officer, Natural Alternatives International, Inc.,

760-736-7700 or investor@nai-online.com.

NATURAL ALTERNATIVES INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	June 30, 2005	June 30, 2004
ASSETS
Cash and cash equivalents	$1,916	$7,495
Accounts receivable, net	10,834	8,889
Inventories, net	12,987	12,863
Deferred income taxes	421	1,010
Other current assets	1,012	633

Total current assets	27,170	30,890
Property and equipment, net	16,507	11,380
Deferred income taxes	276	—
Other assets	185	198

Total Assets	$44,138	$42,468

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$12,772	$13,422
Long-term debt, less current installments	2,979	3,841
Deferred income taxes	—	717
Deferred rent	1,264	220
Long-term pension liability	206	140

Total Liabilities	17,221	18,340

Stockholders’ Equity	26,917	24,128

Total Liabilities and Stockholders’ Equity	$44,138	$42,468

NATURAL ALTERNATIVES INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except share and per share data)

(Unaudited)

	Three months ended June 30,		Year ended June 30,
	2005	2004	2005	2004
NET SALES	$24,730	$23,350	$91,492	$78,534
Cost of goods sold	20,456	17,874	73,095	59,964

Gross profit	4,274	5,476	18,397	18,570
Selling, general & administrative expenses	3,433	4,279	14,605	15,188

INCOME FROM OPERATIONS	841	1,197	3,792	3,382
Other expense, net	201	242	383	358

INCOME BEFORE INCOME TAXES	640	955	3,409	3,024
Provision for (benefit from) income taxes	355	(47)	1,210	24

NET INCOME	$285	$1,002	$2,199	$3,000

NET INCOME PER COMMON SHARE:
Basic	$0.05	$0.17	$0.37	$0.51

Diluted	$0.04	$0.15	$0.34	$0.48

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic shares	5,981,883	5,881,440	5,949,212	5,843,241

Diluted shares	6,413,989	6,606,264	6,464,714	6,304,167